MANAGEMENT AGREEMENT

BY AND BETWEEN

MOTION PICTURE HALL OF FAME, INC.

as OWNER

And

RIPLEY LEISURE MANAGEMENT, INC.

as OPERATOR

Exhibit 10
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MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this "Agreement") is made as of March 26, 2004, between MOTION PICTURE HALL OF FAME, INC., a Nevada corporation, whose address is P.O. Box 1159, Palm Springs, CA 92263 ("Owner") and RIPLEY LEISURE MANAGEMENT, INC., a Delaware corporation, whose address is 7576 Kingspointe Parkway, Suite 188, Orlando, FL 32819 ("Operator").

RECITALS

A. Owner desires to develop and operate a walkthrough entertainment tourist attraction under the name Motion Picture Hall of Fame in Hollywood, California, and in cities of the world other than in Hollywood, California (collectively, the "Business").

B. Operator is experienced in the development and operation of walkthrough entertainment tourist attractions.
C. Owner desires to engage Operator as agent to develop, operate, maintain and manage the Business, and Operator desires to accept such engagement, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions

As used herein, the following terms shall have the meanings ascribed to them below:

''Affiliate'' shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Operator or Owner, as the case may be.

''Affiliated Entities" shall have the meaning set forth in Section 4.7(c).

"Annual Budget" shall have the meaning set forth in Section 4.1(b).

"Books and Records" shall have the meaning set forth in Section 7. 1(a).

"Capital Reserve Account" shall have the meaning set forth in Section 6.3.

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"Cash Available for Disbursement" shall mean the cash held in the Operating Account at the end of each month from operations of the Business or any other source, after payment of all Expenses of the Business then accrued and payable, and cash transfers to the Capital Reserve Account required by Section 6.3 and to the FF&E Reserve by Section 6.4. Cash Available for Disbursement shall not include (1) insurance and condemnation proceeds, (2) proceeds from any mortgaging, refinancing, or sale of the Business or from any other capital transaction, (3) amounts held in the Capital or FF&E Reserve Accounts, and (4) amounts necessary to maintain sufficient Working Capital as determined by Owner, including any deposits made by Owner for such purpose.

"Construction Management Services Fee" shall have the meaning set forth in Section 4.13.

"Design and Construction Budget" shall have the meaning set forth in Section 3.1(a)(3).

"Expenses" shall mean all operating, maintenance and other costs and expenses of every kind, whether deemed capital or ordinary, resulting from the ownership, operation and maintenance of the Business, including, without limitation, equipment rentals, Management Fee, trash and disposal service, and advertising and promotional expenses.

"Expiration Date" as referred to in Section 2.1 shall mean March 31, 2009, as that date may be extended pursuant to that Section or as that date may be accelerated pursuant to Article XI.

"FF&E Reserve Account" shall have the meaning set forth in Section 6.4.

"Fiscal Year" shall mean Owner's fiscal year, which is presently the 12 months ending December 31. In the event that this Agreement ends on a date other than December 31, the then-current Fiscal Year shall be deemed to end on that date.

"Force Majeure" means acts of God, war, insurrection, civil commotion, outbreaks of disease, explosions, blockades, riots, insurrections, epidemics, washouts, nuclear and radiation activity or fall-out, strikes or lockouts, terrorism, embargoes, lack of water, materials, power or telephone transmissions specified or reasonably necessary in connection with the construction, refurbishment, equipping, operation, ownership or management of the Business, fire, hurricanes, unavoidable casualties, failure of any applicable governmental authority to issue required governmental permits, suspension, termination or revocation of any material governmental permit required for the operation of the Business, and any other occurrence, event or condition beyond the reasonable control of Owner or Operator, whichever is applicable.

"Governmental Impositions" shall have the meaning set forth in Section 3.12(a).

"Gross Revenues" shall mean all income and revenue of every kind resulting from the operation of the Business; provided that Gross Revenue shall not include any sales or admission taxes.

"Business Records" shall have the meaning set forth in Section 4.3(a).

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"Laws and Regulations" shall have the meaning set forth in Section 4.9(a).

"Lien" shall have the meaning set forth in Section 4.10(b).

"Management Fee" shall have the meaning set forth in Section 8.1.

"Monthly Reports" shall have the meaning set forth in Section 7.2(a).

"Mortgage" shall have the meaning set forth in Section 4.11.

"Notice" shall have the meaning set forth in Section 12.1.

"Operating Account" shall mean the account or accounts into which any monies received by Operator or the Service Affiliate from the operation of or otherwise in connection with the Business, and amounts funded by Owner as Working Capital, may be deposited pursuant to Section 6.1.

"Operating Budget" shall have the meaning set forth in Section 4.1(a).

"Operator's Notice Address" shall mean:

Ripley Entertainment Inc.
7576 Kingspointe Parkway, Suite 188
Orlando, FL 32819
Attn: President

with a copy to:

The Jim Pattison Group
1600-1055 West Hastings Street
Vancouver, BC V6E 2H2
Attn: Director of Legal Services

"Operator’s Indemnitees" shall mean Operator and its Affiliates and their officers, directors, attorneys, employees, shareholders, agents, successors and assigns.

"Owner's Bank Account" shall mean a bank account to be designated in writing by Owner for the purpose of receiving the payments due Owner pursuant to Sections 6.1(b) and 6.2(b).

    "Owner Indemnitees" shall mean Owner and its Affiliates and their officers, directors, attorneys, employees, shareholders, agents, successors and assigns.

"Owner's Notice Address" shall mean:

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Motion Picture Hall of Fame, Inc.
504 Cantera Circle
Palm Springs, CA 92262
Attn: Robert Alexander

with a copy to:

Thomas J. Kenan, Esq.
Fuller, Tubb, Pomeroy and Stokes
201 Robert S. Kerr Ave., Suite 1000
Oklahoma City, OK 73102

"Renovations" shall have the meaning set forth in Section 4.13.

"Service Contract Limit" as referred to in Section 4.7(a) shall mean $10,000.00.

"Service Contracts" shall have the meaning set forth in Section 4.7(a).

"Working Capital" shall mean the excess of current assets over current liabilities, provided that "current" shall be determined according to realization within a 60-day period.

ARTICLE II
TERM

Section 2.1 Term. Owner hereby appoints Operator and Operator hereby accepts its appointment as the exclusive operator of the Business for a term commencing on the date of this Agreement and expiring on the Expiration Date (the "Term"), unless sooner terminated pursuant to Article XI. The date otherwise set as the Expiration Date shall automatically be extended for additional five-year periods on the same covenants and conditions contained herein, unless either Operator or Owner has given written notice of such party's election not to extend this Agreement and such notice is received by the non-terminating party at least ninety (90) days prior to the date otherwise set as the Expiration Date.

ARTICLE III
DUTIES OF OPERATOR DURING DEVELOPMENT AND PRE-OPENING PERIOD

For the period commencing as of the date of this Agreement and until the opening date (the "Pre-Opening Period"), Operator shall provide the following services:

Section 3.1. Technical services.

(1)	Operator shall assist Owner in the selection of a site in Hollywood, California, and in cities of the world other than in Hollywood, California, that is suitable for the Business.

(2)	Operator shall assist Owner in the negotiation of a long-term lease or acquisition of real property for the development of the Business.

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(3)	Upon Owner’s selection of a site and the Owner either entering into a long-term lease or closing on the acquisition of real property, Operator shall prepare a preliminary architectural program and a general outline for the construction, furnishing and equipping of the Business, and shall provide advice, guidance and supervision to Owner in connection with the planning, designing, equipping, decorating and furnishings of the building and the designing, selection and purchasing of the furnishings and equipment, all in accordance with Owner’s designated Design and Construction Budget.

(4)	Owner shall reimburse Operator for all costs and expenses incurred by Operator in connection with the rendition of the services described above. Monthly statements covering the costs and expenses shall be submitted by Operator to Owner and shall be paid by Owner within thirty (30) days after submission.

Section 3.2. Construction Management.

(1) Operator shall provide construction management services in connection construction of the Business. The scope of such services shall be mutually agreed to by Owner and Operator. As total compensation for construction management services provided by Operator, Owner shall pay Operator a fee (the "Construction Management Services Fee") in an amount equal to three percent (3%) of the aggregate cost to Owner for materials, equipment and labor furnished by third parties with respect to the Business. The Construction Management Services Fee shall be monthly based on work completed.

Section 3.3. Training and Pre-Opening Program; Advertising and Promotion.

(1) Operator shall prepare and submit for Owner’s approval and to put into effect as soon as possible after receiving approval, a plan for the organization, services and sales program of the Business.

(2) Operator shall initiate and make efforts to conclude programs and commitments for the period after the opening date of the Business which shall include among other things, the booking of business.

(3) Operator shall recruit and train for and on behalf of Owner the initial staff of the Business through such training programs and other training techniques as Operator shall deem advisable.

(4) Owner shall pay or reimburse Operator in full for all costs and expenses of the training and pre-opening program, as well as pre-operational staffing, organization and pre-opening operations (including transportation, subsistence, telephone and pro rata costs of Operator or its affiliated organizations and facilities used for such purposes or in connection with the recruitment, training of staff and personnel, pre-operational staffing, organization, pre-opening operations and any other cost or expense in connection with those operations), and for the cost of all advertising, promotion, literature, travel and business entertainment, including opening celebrations and ceremonies, incurred prior to or concurrently with the opening date of the Business. Monthly statements with respect to the costs and expenses as shall be advanced by Operator shall be submitted by Operator to Owner and shall be paid by Owner within thirty (30) days after submission.

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Section 3.4. Budgets. None of the services described in Sections 3.1 to 3.3, and none of the costs or expenses described in those paragraphs shall be ordered, furnished, or incurred unless the overall budget for the pre-opening period has been approved in writing by Owner, and the expenditures authorized in the budget shall not be exceeded without Owner’s prior written approval.

ARTICLE IV
DUTIES OF OPERATOR DURING OPERATING PERIOD

For the period commencing on the opening date (the "Opening Period"), Operator shall provide the following services:

Section 4.1 Budgets.

(a) Within thirty (30) days before the beginning of the first operating year and on or before thirty (30) days before the beginning of each subsequent operating year, Operator shall submit to Owner, for its approval, all of the following:

(1) a statement of estimated income and expenses in reasonable detail for each month of the ensuing Fiscal Year (or current Fiscal Year with respect to the first such statement) prepared on a form approved by Owner (the "Operating Budget").

(2) a narrative description of the Operator's plans and goals (the "Operating Forecast"), including a detailed marketing plan for operating the Business for the ensuing Fiscal Year (or current Fiscal Year with respect to the first such statement).

(b) Operator's submission of the Operating Budget pursuant to Subsection (a) above shall constitute the "Annual Budget." If Owner shall disapprove the proposed Annual Budget or any portion thereof submitted by Operator in accordance with Subsection (a) above, Owner shall specify with particularity the reasons for its disapproval and Operator shall, after consultation with Owner, submit to Owner a new proposed Annual Budget or appropriate portion thereof within thirty (30) days after the date of Owner's disapproval of the same, in form and content reasonably satisfactory to Owner. The foregoing procedure shall be followed until the Annual Budget is fully approved by Owner. Operator shall have thirty (30) days to respond to Owner's objection with a resubmittal. Until such time as the new proposed Annual Budget is approved by Owner, the portion approved, if any, shall become effective and the Annual Budget for the previous Fiscal Year, if available, with such changes as Owner may designate, shall remain in effect with respect to the portion of the proposed Annual Budget disapproved by Owner.

(c) During the Fiscal Year covered by the approved Annual Budget, Operator shall use its best efforts to comply with such approved Annual Budget or any portion thereof approved by Owner and shall use its best efforts not to deviate therefrom or change the manner of operation of the Business, without the prior written consent of Owner.

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(d) Owner and Operator shall meet periodically at a time and place designated by Owner, for the purpose of reviewing Business operations including profit and loss statements, Operator's performance, capital expenditures, forecasts of Cash Available for Disbursement for the balance of the current Fiscal Year, and making any revisions to the previously approved Annual Budget required by Owner in its sole discretion in order to maintain or improve the departmental profits and margins as originally budgeted.

(e) Until such time as the initial Annual Budget is approved by Owner, Operator shall use all reasonable efforts to comply with the previous operator's most recent Annual Budget as revised and approved by Owner.

Section 4.2 Personnel.

(a) In conformity with the approved Annual Budget, Operator shall hire, train, pay, supervise, promote and discharge all employees and personnel necessary for the operation of the Business, including, without limitation, the general manager, sales manager, and controller; provided, however, that the employees paid from the Business shall not include any persons who are properly the personnel of Operator's regional or central office or any other personnel of Operator who do not work full time at the Business on solely the business of the Business. Operator shall use due care to select qualified, competent and trustworthy employees and personnel. Each person so hired by Operator shall be an employee only of the Owner. Operator shall hire a sufficient number of capable employees to enable Operator to properly, adequately, safely and economically manage, operate and maintain the Business. Operator shall comply in all respects with all federal, state and local Laws and Regulations governing its employees, including, without limitation, workers' compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer-employee subjects.

(b) Operator shall have the duty and responsibility to negotiate with any labor union lawfully entitled to represent the employees at the Business. The expense of such negotiated employment agreements may be operational expenses of the Business. Operator shall keep the Owner fully informed as to the progress of any negotiations and any agreements that are reached. Nothing in this Subsection (b) shall require Operator to employ persons belonging to labor unions. Notwithstanding the foregoing, Operator shall not enter into negotiations with any Business workers' labor union regarding the wages and working conditions of the Business's employees without the prior written consent of Owner. In addition, Operator shall consult with Owner during the course of any negotiations with such labor union as to terms acceptable to Owner, and shall conduct such negotiations within parameters agreed to by Owner. Operator shall use diligent efforts to settle and compromise all controversies and disputes arising under any labor union contracts affecting the employees of the Business upon such terms and conditions as Operator may deem to be in Owner's best interests, provided that no settlement or compromise shall be binding upon Owner unless and until Owner shall have approved the same in writing.

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Section 4.3 Records.

(a) Operator shall supervise and maintain complete books, records, files and documents relating to the operation, management and maintenance of the Business, including, without limitation, the Books and Records, pursuant to Articles VI and VII hereof, and all necessary or appropriate receipts, insurance policies, notices of violation, bid documentation, contracts, leases, warranties, employment records, plans and specifications, inventories, correspondence, tenant records, maintenance records and similar records (collectively, the "Business Records"). The Business Records shall be the sole property of Owner, shall be maintained on non- proprietary systems, and shall be delivered to Owner at any time upon Owner's request. The Business Records and information contained therein shall be deemed confidential and shall not be published, transmitted or released by Operator to any party or used for any other purpose without the prior written consent of Owner. If Operator publishes, transmits or releases any such documents or information, Owner shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of available remedies at law, it being acknowledged and agreed that any such breach will cause irreparable injury to Owner and money damages will not provide an adequate remedy to Owner. In addition, Owner may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(b) Operator shall prepare and be responsible for the execution and filing of all forms, reports and returns required by all applicable federal, state or local Laws and Regulations in connection with unemployment insurance, workers' compensation, disability benefits, job safety, Immigration and Naturalization Service compliance and reporting, tax withholding, pension, profit-sharing and other employee benefit plans, and Social Security for employees of the Business. If any violations of such applicable Laws and Regulations shall occur as a result of any act or omission by Operator, all costs, fines and penalties resulting therefrom, if any, shall be paid by Operator without reimbursement by Owner. Operator shall prepare and, at Owner's request, be responsible for the execution and filing of all real property and personal property tax returns. If any additional forms are required to be filed by the Owner pursuant to applicable Laws and Regulations, Operator shall be responsible for the preparation of such documents for execution and filing by the Owner. Operator shall prepare for review, approval and, where appropriate, certification by Owner's independent accounting firm, all financial statements as they relate to the operation of the Business and information related to the operation of the Business for inclusion in Owner's federal and state income tax returns and other governmental filings.

Section 4.4 Tenants and Guests.

(a) Operator shall maintain business-like relations with guests, tenants, licensees and concessionaires of the Business whose service requests shall be received, considered and recorded in systematic fashion in order to show the action taken with respect to each and, after thorough investigation, report complaints of a serious nature to Owner with appropriate recommendations.

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(b) If requested by Owner, Operator shall negotiate leases, subleases, licenses and concession or other agreements for commercial and office space or outside service arrangements, if any, at the Business. If requested by Owner in the particular instance, such leases, subleases, licenses or concessions may be executed by Operator as agent for Owner. Prior to execution, Operator shall submit to Owner for Owner's review and approval, the final form or each lease, sublease, license and concession or other agreement affecting the Business.

(c) Operator shall bill and collect with due diligence the rents (including base, percentage and additional rents), charges and other income due from guests, tenants, concessionaires and other users of the Business, and enforce compliance with all terms of all leases, subleases, licenses and other agreements by all appropriate means including the following: (i) dispossessing guests, tenants or other persons in possession after appropriate legal proceedings if required, (ii) canceling or terminating any lease, sublease, license or concession agreement for breach or default thereof by a tenant, licensee or concessionaire, (iii) engaging collection agencies and/or legal counsel to file and prosecute actions to recover any rent or other income and/or to recover possession of any leased space, and (iv) when appropriate, setting, compromising or releasing such actions; provided, however, that Owner shall approve (A) the cancellation of any lease, sublease, license or concession agreement having an unexpired term of six months or more, (B) the engagement of legal counsel or institution of any legal proceedings, (C) the selection of collection agencies and/or other consultants, and (D) the settlement, compromise and release of any legal proceedings, in each case prior to any such action being taken by Operator. Operator shall not "write-off," forgive or otherwise defer any receivable or rent without the prior written approval of Owner. Operator shall notify Owner in writing of any tenant, licensee or concessionaire more than fifteen (15) days in arrears in the payment of rent or other charges or otherwise in default under the terms of its lease, license or concession, as the case may be, and shall recommend such action as Operator deems necessary or advisable to cause the defaulting party to cure the default.

(d) Unless otherwise required by law or directed by Owner, all security deposits collected from tenants shall be deposited in an interest bearing account (separate from the Operating Account) in Owner's name, designating Operator and Owner each as authorized signatories, in Bank of America or in such other bank selected by Owner.

Section 4.5 Advertising and Promotion. Subject to compliance with the approved Annual Budget and the prior written approval of Owner as to the form and substance of any advertisement or promotional activities relating to the Business, Operator shall arrange, contract and pay for all advertising and promotional activities necessary for the successful operation of the Business. No such advertisement shall indicate that Operator owns or has the authority to offer the Business for sale nor shall such advertisement otherwise hold Operator out as a broker. Barter programs, frequent traveler incentives, and similar promotional activities shall be deemed to be included in advertisement and promotional

Section 4.6 Maintenance and Repairs.

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(a) Operator shall keep the Business and the fixtures, furniture and equipment therein in good order, repair and condition, including, without limitation, (i) making necessary and ordinary replacements, improvements, additions and substitutions to the end that the Business shall be maintained in compliance with all applicable Laws and Regulations and the Franchise Agreement, (ii) investigating advisable preventive maintenance programs, submitting to Owner recommendations and proposals for such programs and performing such necessary preventive maintenance as shall be approved by Owner in an Annual Budget approval or otherwise in writing, and (iii) regularly inspecting the physical condition of the Business. Operator shall not authorize any replacements, improvements, additions or substitutions not included in the approved Annual Budget without the prior written approval of Owner. All such repairs, improvements or replacements shall be made with as little interruption to the operation of the Business as is reasonably possible.

(b) If any such repairs or maintenance shall be made necessary by any condition against the occurrence of which Owner has received or is entitled to the benefit of the guarantee or warranty of any contractor or supplier, Operator shall invoke said guaranties or warranties in Owner's or Operator's name.

Section 4.7 Services and Purchases.

(a) Subject to the limitations imposed by the approved Annual Budget, Operator shall in its name procure competitive bids for, negotiate, enter into, administer, pay as an Expense and enforce service contracts required in the ordinary course of business in operating the Business (such permitted contracts, the "Service Contracts"), including without limitation, contracts for water, electricity, gas, telephone, detective agency protection, vermin extermination, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry service, dry cleaning service, trash removal, landscape maintenance, snow removal, window cleaning and all other services which are provided in comparable commercial businesses. All authorized Service Contracts may be signed by Operator as a disclosed agent of Owner. Copies of all Service Contracts shall be promptly forwarded to Owner after the execution thereof. With respect to any Service Contract providing labor or materials for the Business, Operator shall use all reasonable efforts to obtain a lien waiver from the contractor contemporaneously with the execution thereof. Owner's prior written authorization shall be required for any Service Contract which either (i) provides for aggregate payments of more than the Service Contract Limit or (ii) does not contain a provision permitting the Service Contract to be canceled without penalty by Owner upon thirty (30) days notice or less. In making arrangements for any Service Contract, Operator shall take full advantage of, and see that Owner receives credit for, all available rebates, commissions, discounts and allowances.

(b) Operator shall supervise and purchase or arrange for the purchase in the most economical manner of all food, beverages, inventories, provisions and supplies which in the normal course of business are necessary and proper for the maintenance and operation of the Business. In making arrangements for any purchase, Operator shall take full advantage of, and see that Owner receives credit for, all available rebates, commissions, discounts and allowances.

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(c) With respect to any Service Contract (and before any compensation is paid for services performed if no written contract is entered into) or other agreement for the purchase of supplies, equipment or other property proposed to be entered into with or benefiting Operator or any Affiliate of Operator (hereinafter collectively referred to as ''Affiliated Entities"), Operator shall disclose such affiliation to Owner and shall procure at least two independent bona fide bids from entities which are not Affiliated Entities, shall provide Owner with copies of such bids, and shall, and by proposing such contract is automatically deemed to, represent and warrant that (i) the Affiliated Entities will perform the service for the lowest available price and (ii) the bid or price to be charged by the Affiliated Entities is fair, competitive and reasonable.

Section 4.8 Permits.

(a) Unless Owner specifies otherwise, Operator shall apply for, obtain and maintain in the name of Owner, all licenses and permits required in connection with the management and operation of the Business and the facilities (including restaurant, bar and lounge facilities) located therein. Owner shall execute and deliver any and all applications and other documents and otherwise cooperate to the fullest extent with Operator in applying for, obtaining and maintaining such licenses and permits.

Section 4.9 Compliance with Law.

(a) Operator shall comply with and cause the Business to comply with and abide by all present and future statutes, laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any federal, provincial, state, county or municipal government and appropriate departments, commissions or boards having jurisdiction over the Business or the workers employed at the Business, including, without limiting the foregoing, the state liquor authority, and the requirements of any insurance companies covering any of the risks against which the Business is insured (all of the foregoing are collectively referred to as the "Laws and Regulations"). If, in any instance, the cost of compliance with any applicable Laws and Regulations exceeds its line item in the Approved Budget for such item by $2,500.00, in any instance, Operator shall immediately seek Owner's consent before authorizing any such expenditure.

(b) In the event Operator receives notice of or becomes aware of a violation or circumstances likely to result in a violation of any applicable Laws and Regulations, Operator shall immediately deliver to Owner written notice of such violation or circumstances and, subject to Owner's consent where required under Subsection (a) being given, take all remedial action necessary for compliance with such applicable Laws and Regulations; provided, however, that Owner may contest any such violation and, if Owner elects to contest such violation, Operator shall, upon written notice from Owner of Owner's intent to contest, postpone compliance pending the determination of such contest, if so permitted by such Laws and Regulations.

Section 4.10 Payment of Taxes: Removal of Liens.

(a) Operator shall, except as provided in Subsection (c) below, pay when due as an Expense all taxes, assessments and governmental charges or levies (hereinafter collectively referred to as "Governmental Impositions") imposed upon the Business or upon the operations conducted thereat or upon any of Owner's property at the Business, real, personal or mixed, or upon any part thereof under the Operator's management and control, including all interest and penalties thereon. As used herein, Governmental Impositions shall include, without limitation, all social security taxes, unemployment insurance taxes, withholding taxes and similar charges imposed on Operator in connection with any employees or personnel of Operator.

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(b) Operator shall, except as provided in Subsection (c) below, take all necessary steps to prevent the creation of any claim for lien or encumbrance or security interest (hereinafter collectively referred to as a "Lien") against the Business or any part thereof or any fund, receivable or other asset relating to the Business, other than a Lien created or consented to by Owner. In the event a Lien is asserted against the Business or any part thereof, Operator shall immediately give Owner notice thereof and shall, within twenty (20) days after such notice is given, take all reasonable steps necessary for contract or removal thereof unless Owner notifies Operator within such twenty (20) day period that (1) Owner wishes to contest such Lien or (2) Owner has consented to such Lien.

(c) Operator shall review the appropriateness of all bills for Governmental Impositions applicable to the Business and shall advise Owner of the amount of any Governmental Impositions that should be challenged and, if so, the course of action recommended to obtain a reduction of such Governmental Impositions. If Operator is notified by Owner that Owner intends to contest any Governmental Imposition or Lien upon the Business, Operator shall not pay such Governmental Imposition or Lien, but, upon request of Owner, shall set aside the amount necessary to pay such Governmental Imposition or Lien, plus interest and penalties, in an interest bearing reserve account (or shall deposit such amount with a third party if so directed by Owner); provided, however, that if any such interest or penalty payment is imposed on Owner by reason of (1) the failure of Operator to make a payment required to be made by Operator under this Agreement when the funds therefor were available, or (2) the funds therefor were not available and Operator failed to so notify Owner (as required under Section 6.2), such interest or penalty payment shall be immediately paid to Owner by Operator. If requested by Owner, Operator shall institute appropriate protests or challenges to any Governmental Imposition or Lien that Owner desires to contest and all expenses incurred by Operator in contesting or seeking a reduction thereof, including legal, appraisal and accounting fees, if required, shall be considered operating expenses to be borne by Owner to the extent such costs are within the applicable line items in the Annual Budget last approved by Owner or are otherwise approved in writing by Owner.

Section 4.11 Payments on Mortgage.

(a) Operator shall make all payments on or before the due date therefor required under any mortgage, deed of trust, reciprocal operating agreement, security agreement, equipment or chattel lease or other agreement now or hereafter encumbering the Business that constitutes an obligation of Owner (hereinafter collectively referred to as a "Mortgage"), provided a copy of any Mortgage has previously been delivered by Owner to Operator, and provided further that funds adequate for such payments in their proper priority are in the Operating Account. With respect to each payment of a Mortgage made by Operator, Operator shall deliver to Owner, not later than five (5) days after the due date, evidence that such Mortgage payment has been made. Operator shall fully and timely perform and observe all covenants (which Operator has the authority hereunder to perform) required to be performed or observed by Owner under any Mortgage.

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Section 4.12 Notice to Owner. Operator shall promptly notify Owner in writing:

(a) upon receipt by Operator of any notice, demand or similar communication with respect to any obligation of Owner under applicable Laws and Regulations, any Mortgage, leases, subleases, licenses, concession agreements or any other agreement relating to Owner, the Business, or any portion thereof;

(b) upon receipt by Operator of any summons, notice, demand or similar communication regarding any action or threatened action at law or in equity or before any regulatory body relating to Owner, the Business, or any portion thereof;

(c) upon receipt by Operator of a statement of the amount of any Governmental Impositions;

(d) upon receipt by Operator of any notice or communication from an insurance carrier regarding insurance coverage or the insurability of the Business; or

(e) upon receipt by Operator of any notice of any threatened of pending condemnation, rezoning or other governmental order, proceeding or lawsuit involving the Business.

Section 4.13 Renovations. If requested by Owner, Operator shall provide construction management services in connection with any renovations or refurbishment of the Business (collectively, "Renovations"). The scope of such services shall be mutually agreed to by Owner and Operator. As total compensation for construction management services provided by Operator, Owner shall pay Operator a fee (the "Construction Management Services Fee") in an amount equal to three percent (3%) of the aggregate cost to Owner for materials, equipment and labor furnished by third parties with respect to the Renovations, but excluding therefrom the cost of soft goods such as linens, bed spreads, curtains and draperies and case goods such as furniture, television sets and wall decorations. The Construction Management Services Fee shall be paid upon completion of the Renovations of such Renovations required six months or less. If the Renovations period exceeds six month, the payments shall be monthly based on work completed.

ARTICLE V
OPERATING EXPENSES OF THE BUSINESS

Section 5.1 Operating Expenses of the Business.

(a) Subject to the provisions of Articles III and IV, all authorized expenses incurred by Operator in performing its obligations under this Agreement shall be borne by Owner and, to the extent funds are available, paid out of the Operating Account. All debts and liabilities to third parties which Operator is authorized to incur as agent under this Agreement are and shall be the obligations of Owner, and Operator shall not be liable for any of such obligations by reason of its management, supervision and operation of the Business for Owner; provided, however, that to the extent such debts or liabilities arise by reason of any gross negligence, default or violation of law by Operator in the performance of its duties or undertakings under this Agreement, debts and liabilities shall be the obligations of Operator and not paid by Owner.

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(b) Payments from the Operating Account shall be made in the priority specified in this Section 5.1(b) unless otherwise authorized by Owner in writing. In the event that funds are insufficient to pay all amounts due at any level of priority, payment shall be made first to matters at that level most likely to give rise to liens and thereafter as Operator deems advisable. Payments shall be made according to the following levels:

First:    to remittance of tax and other withholding mandated by law and to payment of payroll.

Second:    to payment of insurance premiums then due.

Third:    to payment of real estate taxes and other Governmental Impositions to avoid the accrual of penalties and liens.

Fourth:    to debt service under any Mortgage.

Fifth:    to Expenses accrued and payable, provided that no payment shall be made to an Affiliated Entity unless all payables of equal or greater age due to non-Affiliates have been paid.

Sixth:    to Reserves and other payments.

Section 5.2 Reimbursement of Operator.

(a) Operator shall be reimbursed for all out of-pocket costs and expenses incurred in rendering services to the Business to the extent these are provided for in the approved Annual Budget or otherwise authorized by this Agreement.

(b) The cost, fees, compensation and other expenses of any persons engaged by Owner or Operator with Owner's authorization to perform duties of a special nature, directly related to the operation of the Business (the "Special Services"), including, but not limited to, independent auditors, employment search firms, and the like, shall be operating expenses subject to the Annual Budget as approved by Owner and not the responsibility of the Operator. Such Special Services shall be limited to those matters (to be first approved by Owner) that are not included in the scope of the duties to be performed by Operator hereunder and which would involve the Owner's engagement of a third party to perform such services. If Owner approves of the use of Operator's headquarters/corporate level employees to provide any such Special Services, and the cost has been identified and approved for Special Services in the Annual Budget, then the reimbursement to Operator shall be at the per diem salary rate for those personnel but not to exceed the reasonable and customary costs, fees or expenses charged by third parties for such services.

Exhibit 10
Page 15 of 32 Pages

(c) Subject to the limitations of the Travel Budget attached hereto as Exhibit B, as the same may be revised from time to time by Owner and Operator, Operator shall be reimbursed for any travel expenses of Operator's central office employees providing services for the Business pursuant to this Agreement.

ARTICLE VI
BANK ACCOUNT AND DISBURSEMENT OF FUNDS

Section 6.1 Accounts.

(a) All monies received by Operator in connection with the operation of the Business, including amounts furnished by Owner to maintain sufficient liquid Working Capital or derived from claims, insurance, or otherwise, shall be received and held in trust by Operator for the benefit of Owner and shall be deposited in an Operating Account in Owner's name, designating appropriately insured representatives of Operator and Owner as authorized signatories, in Bank of America or in such other bank as is selected by Owner. Such account or accounts shall be maintained in compliance with any requirements then imposed by a lender under a Mortgage. Such monies shall not be commingled with other funds belonging to Operator. Any funds received by Operator from capital transactions or from sources (1) other than operations of the Business or (2) deposits by Owner, such as insurance and condemnation proceeds and proceeds from the mortgaging, refinancing, or sale of the Business, shall be paid promptly to Owner. Operator shall have the authority to draw on the Operating Account for the purpose of making all disbursements provided for in Articles III and IV and pay all other operating expenses of the Business permitted to be paid pursuant to the provisions of this Agreement including, to the extent payable, the Management Fee due pursuant to Section 8.2; provided, however, that no payment which, under the provisions of this Agreement, requires Owner's consent and approval, or which is not authorized under the Annual Budget approved by Owner, shall be made without Owner's prior written consent.

(b) In addition to any payments made to Owner pursuant to Section 6.2(b) during the term of this Agreement, Operator shall make monthly disbursements to Owner, by bank wire transfer to Owner's Bank Account or intra-bank transfer, of Cash Available for Disbursement within 15 days following the end of each calendar month. Operator shall also mail to Owner, forthwith upon Operator's receipt of same, a copy of the bank wire transfer confirmation.

(c) Checks drawn on the Operating Account or other documents of withdrawal from the Operating Account shall be signed by two (2) designated and appropriately insured representatives of Operator approved by Owner. Operator may endorse any and all checks drawn to the order of Owner for deposit into the Operating Account. The Operating Account shall provide that, upon Owner's written direction, Operator and its representatives may be removed as authorized signatories on such account upon termination of this Agreement.

(d) Each bank account must have at least one representative of Owner as an authorized signatory.

Exhibit 10
Page 16 of 32 Pages

Section 6.2 Working Capital.

(a) It is the mutual intention of Owner and Operator that Working Capital be maintained at all times which will be sufficient to make all disbursements provided for in Articles III and IV or otherwise approved by Owner so as to permit the uninterrupted and efficient operation of the Business in accordance with the Annual Budget approved by Owner. If, at any time during the term of this Agreement, the amount of cash in the Operating Account is determined to be insufficient by Operator, Operator shall give Owner immediate written notice of the amount of such deficiency. Owner shall deposit the amount requested by Operator or such lesser amount as Owner may determine in its sole discretion in the Operating Account within fifteen days after receipt of such notice.

(b) To the extent that, at any time during a Fiscal Year, the Owner determines that the cash in the Operating Account exceeds the amount necessary to maintain sufficient Working Capital, Operator shall return to Owner upon Owner's instructions such excess cash up to the amount, if any, previously deposited by Owner during such Fiscal Year for the purpose of maintaining sufficient Working Capital.

Section 6.3 Capital Reserve Account.

(a) During the term of this Agreement, a reserve cash account (the "Capital Reserve Account") shall be established and maintained to cover expenditures for capital improvements and replacements. Contributions to the Capital Reserve Account shall be made pursuant to Subsection (b) below. Disbursements from the Capital Reserve Account shall be subject to the approved Annual Budget and to the requirements of any lender under a Mortgage.

(b) An amount shall be contributed to the Capital Reserve Account each month equal to the greater of (1) one and one-half percent (1 1/2%) of Gross Revenue for such month or (2) such other amount as required pursuant to the Franchise Agreement or any Mortgage then in effect. The contribution to the Reserve shall be subordinate to the payment of any Mortgage and if there are insufficient funds in the Operating Account to make the required monthly contributions, Operator shall notify Owner and Owner may fund the amount necessary to increase the Reserve to an adequate amount to provide for the current capital expenditures pursuant to the approved Annual Budget.

(c) Owner may elect prior to final approval of each Annual Budget to reasonably increase the percentage amount of funding to the Reserve for the ensuing Fiscal Year and shall notify Operator in writing of such increase.

(d) The Reserve shall be maintained in a separate account established and maintained in the same manner as the Operating Account, provided that funds not required for current expenditure shall be invested by Operator in investments designated by Owner. Interest, if any, accruing on any such funds as well as any proceeds received from the sale of furniture, fixtures and equipment shall be added to the Reserve and at Owner's option may decrease the required funding. If at any time the accumulated unallocated balance in the Reserve exceeds an amount equal to one and one-half percent (1 1/2%) of Gross Revenue during the immediately preceding Fiscal Year, further contributions shall be suspended until the accumulated unallocated balance in the Reserve does not exceed such limit.

Exhibit 10
Page 17 of 32 Pages

Section 6.4 FF&E Reserve Account.

(a) During the term of this Agreement, a reserve cash account (the "FF&E Reserve Account") shall be established and maintained to cover expenditures for replacements and additions to fixtures, furniture and equipment.

(b) The FF&E Reserve Account shall be subject to the same terms and conditions as the Capital Reserve Account. The funds of the two Accounts may be held in a common account but shall not be otherwise commingled.

ARTICLE VII
BOOKS, RECORDS AND STATEMENTS

Section 7.1 Books and Records.

(a) Operator shall keep accurate, complete and detailed books and records including, without limitation, books of account, tax records, guest records, front office records and other records (hereinafter collectively referred to as the "Books and Records") in which shall be entered fully and adequately every transaction with respect to the operation of the Business. The Books and Records shall be kept on the basis of such accounting year (calendar or fiscal) as Owner may direct, and on the accrual method of accounting.

(b) The Books and Records shall be kept at the Business, provided, however, that, subject to Owner's prior written approval, certain books and records may be kept at Operator's Principal Office Address pursuant to the adoption of a central billing system or other centralized service. In the event that such a system is proprietary to Operator or licensed by it, Owner shall receive a license for use without charge.

(c) The Books and Records shall be available to Owner and its representatives at all times for examination, audit, inspection and transcription and shall be delivered to Owner at any time upon Owner's request. Operator shall maintain such control over the Books and Records as is required to protect them from theft, error, fraudulent activity or use for purposes other than operation of the Business. All of the Books and Records and all information contained therein shall at all times be the property of Owner. Upon any termination of this Agreement, all of the Books and Records forthwith shall be delivered to Owner and no copies retained except as required by law.

Section 7.2 Monthly Reports.

(a) Operator shall deliver to Owner on or prior to the 15th day of each calendar month the following (hereinafter collectively referred to as the "Monthly Reports"):

(1) a balance sheet for the Business as of the end of the preceding calendar month;

Exhibit 10
Page 18 of 32 Pages

(2) a statement of income and expenses (including all supporting departmental schedules of revenue and expenses) on an accrual basis and showing the results of the operation of the Business for the immediately preceding calendar month and Fiscal Year-to-date;

(3) supporting schedules for such preceding calendar month and Fiscal Year-to-date showing (i) a monthly cash summary detailing all cash activity and reconciling beginning and end cash balances, (ii) an aged schedule of delinquent accounts receivable and type of charge and an aged schedule of unpaid bills and accrued expenses, (iii) a payroll list showing the occupation of and wages paid to all employees of the Business, (iv) the computation of the Management Fee and all other fees due Operator hereunder, and (v) the detail of all complimentary accommodations or services.

(4) a variance report including the detailed calculation of their allocation showing results of the operation of the Business for the preceding calendar month and Fiscal Year-to-date as compared to the Annual Budget approved by Owner and the same time period of the previous Fiscal Year;

Section 7.3 Annual Statements. Within forty-five (45) days after the end of each Fiscal Year during the term of this Agreement, and within 45 days after the termination of this Agreement, Operator shall deliver to Owner a balance sheet, a statement of income, a statement of changes in financial position, and a statement of cash flow, including all supporting departmental schedules of revenues and expenses, certified, as true, correct and complete by a financial officer of Operator, together with an opinion thereon after a certified audit rendered by a firm of independent certified public accountants selected by Owner, showing (1) assets employed in the operation of the Business and the liabilities incurred in connection therewith during such Fiscal Year, (2) the results of operations of the Business during such Fiscal Year, (3) variances to the approved Annual Budget and prior Fiscal Year, and (4) a computation of the Management Fees and all other fees paid to Operator hereunder for such Fiscal Year. Operator shall cooperate with Owner and its independent certified public accounting firm in connection with the review and certification of the foregoing statements. The cost of preparation of all such balance sheets, statements of change in financial position and profit and loss statements, together with the cost of certification thereof, shall be an operating expense of the Business paid by Owner.

ARTICLE VIII
MANAGEMENT FEE

Section 8.1 Management Fee. Owner shall pay Operator, as compensation for its services during the term of this Agreement, a management fee of five percent of Gross Revenue ("Management Fee"). The Management Fee shall be paid monthly within fifteen (15) days following the end of the month in which earned. The Management Fee shall be withdrawn by Operator from the Operating Account.

ARTICLE IX
INSURANCE

Section 9.1 Insurance Carried by Owner. Owner or, at Owner's request, Operator shall obtain and shall pay as an Expense, the following insurance coverage in the form of policies which shall name Owner, Operator, Owner's mortgagee and/or ground lessor (if any), as their interests may appear:

Exhibit 10
Page 19 of 32 Pages

(a) An "all risk" policy (including, at Owner's option, Difference in Conditions coverage which shall include earthquake, flood, collapse and/or sinkhole) insuring all real and personal property, in an amount not less than the full replacement cost value, without coinsurance; such insurance to be written on a stipulated or agreed amount basis. Operator shall also assist Owner in determining the need to carry additional coverages such as Contingent Liability from Operations of Building Laws, Demolition Cost and Increased Cost of Construction.

(b) Insurance on the Business against loss or damage from an accident to and/or caused by boilers, heating apparatus, pressure vessels, pressure pipes, electrical or air conditioning equipment, in such amount as Owner shall deem advisable. Additional provisions providing coverage for removal of contaminated equipment and/or hazardous or toxic substances contained within such equipment to approved disposal sites shall be considered and obtained if deemed appropriate by Owner.

(c) Business interruption insurance against the perils enumerated in Subsections (a) and (b) above, in amounts determined by Owner.

(d) Comprehensive general liability insurance including personal injury; discrimination and humiliation (if available); products and completed operations liability; liquor law liability; innkeeper's legal liability; blanket contractual liability; advertising liability; automobile liability, including owned, non-owned or hired vehicles; garage liability and garage keeper's legal liability; marine and wharf liability (if applicable), and having not less than $2,000,000 combined single limit coverage for personal injury or death of any one person, for personal injury or death of two or more persons in any one occurrence, and for damage to property resulting from any one occurrence. These policies shall be specifically endorsed to provide that the insurance will be deemed primary and that any other insurance available to Owner shall not be called upon by these policies to contribute to a loss.

(e) Workers' Compensation in statutory amounts and Employers' Liability coverage with limits of liability of not less than $500,000 and such similar insurance as may be required by applicable Laws and Regulations for an employer to possess. Operator shall submit in advance to Owner for Owner's approval any workers' compensation dividend, retention or retrospective rating plans covering more than one location, because Operator, as an employer, manages more than one Business, along with the allocation formula that is to be applied. In the event Operator fails to do so, Owner shall have the right to reject any penalty or surcharge resulting from such allocation formula.

(f) Fidelity insurance, and money and securities insurance on a blanket basis covering Operator and all employees of Operator who have access to or are responsible for the handling of Owner's funds and tenant security deposits, in such amounts as Owner and Operator shall deem advisable but in no event less than $500,000. All such policies shall specify that any loss involving funds of Owner shall be payable to Owner.

Exhibit 10
Page 20 of 32 Pages

(g) Such additional insurance as may be required by any mortgagee of the Business or any part thereof, together with such additional insurance as is customarily obtained and maintained by prudent owners or operators of similar properties and businesses.

Section 9.2 General.

(a) Certified copies of policies, containing all conditions applying to the Business, shall be delivered to Owner not less than 30 days prior to the expiration date of all policies of insurance that must be maintained under the terms of this Agreement. All policies shall contain an endorsement providing a 30-day written notice of cancellation, material change or nonrenewal to Owner and Operator. In addition, all policies shall provide that losses, if any, payable under business interruption policies shall be adjusted with and payable to Owner and Operator as their interests may appear, and losses, if any, payable under property damage policies shall be adjusted with and payable to Owner alone or Owner and any mortgagee of Owner.

(b) To the extent waivers of subrogation are acceptable to the carrier, each policy of insurance shall provide by separate endorsement that the carrier shall have no right of subrogation against either party hereto, their agents, employees, officers and directors.

(c) The limits provided for hereunder may be increased from time to time to give effect to increases in current liability exposure and inflationary cost increases. Changes in the amounts and types of insurance provided for hereunder shall be made as part of the Annual Budget review process.

(d) All deductibles applicable to any of the required insurance shall be acceptable to Owner.

(e) All insurance shall be written with companies approved by Owner and Operator, licensed in the state in which the Business is located and rated A with a financial rating of Category XI or better by the latest Best's Insurance Key Rating Guide, unless otherwise approved by Owner.

(f) At Owner's request, Operator shall provide information pertaining to Operator's policies and procedures governing claims, emergency preparedness, loss prevention and allocation of insurance premiums among Businesses covered by the same blanket policies. Operator shall promptly investigate and make a full written report to Owner and all appropriate insurance carriers regarding all alleged accidents and/or alleged claims for damages relating to the ownership, operation, management and maintenance of the Business, including any damage or destruction to the Business and the estimated cost of repair, and shall prepare any and all other reports required by any insurance company in connection therewith. Operator shall acquaint itself with all terms and conditions of the policies obtained pursuant to Section 9.1, cooperate with and make all reports required by the insurance carriers and do nothing to jeopardize the rights of Owner and/or any other party insured under such policies.

(g) Notwithstanding anything to the contrary contained in this Article, if, at any time, Owner shall determine to effect any of the insurance coverages required by this Article under blanket policies covering the Business and any other properties of Owner or its affiliates, then upon notice to Operator, Operator shall terminate or not renew any insurance policies as Owner may direct and shall cooperate with Owner

Exhibit 10
Page 21 of 32 Pages

in obtaining the blanket policies designated by Owner. If, as of the date of this Agreement, Owner shall have insurance policies in effect covering any or all of the risks required to be insured pursuant to this Article, then a description of each insurance policy, including the name of the insurer, the name of the insured and additional insureds, the amount of coverage and the respective expiration date shall be set forth in Exhibit C annexed hereto and Operator shall not obtain insurance policies which duplicate the coverage provided by such policies until the expiration date set forth on Exhibit C or such other date as Owner may specify in writing.

ARTICLE X
INDEMNIFICATION & LIMITATION OF LIABILITY

Section 10.1 Indemnification by Operator. Subject to Section 10.2, Operator agrees to defend, indemnify and hold Owner and Owner Indemnitees free and harmless from and against all claims, costs, expenses, demands, attorneys' fees and disbursements, suits, liabilities, judgments and damages caused by or arising out of the Operator’s gross negligence or breach of this Agreement, and Operator agrees to reimburse Owner upon demand for any monies (including reasonable attorneys' fees and disbursements) which Owner is required to pay for any items which are the responsibility of Operator pursuant to the terms of this Section 10.1, but Operator’s indemnity shall not extend any matter which is covered by insurance under Article IX. If any matter shall arise which may involve or give rise to a claim by the Owner against the Operator under the provisions of this Paragraph 10.1 (an "Owner Indemnity Claim"), the Owner shall give prompt notice thereof to the Operator stating the general nature of the Owner Indemnity Claim and shall thereafter give prompt notice of any change therein. If the Owner Indemnity Claim involves any claim made by any third party against the Owner (a "Third Party Claim"), then within 30 days of the original notice of such Owner Indemnity Claim, the Owner may elect (by written notice to the Operator) to assume the defense of such Third Party Claim at Operator’s cost and expense. If the Owner so elects to assume such defense, then the Operator agrees to cooperate with the Owner in connection with such defense. If the Owner has assumed the defense of any such Third Party Claim, the Operator may retain its own counsel in connection with such Third Party Claim but the fees and disbursements of such counsel shall be at the sole expense of the Operator. Operator’s indemnity obligations under this Paragraph 10.1 shall survive expiration or termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, the liability of Operator to Owner for any reason and upon any cause of action related to the performance of the is Agreement, whether in tort or in contract or otherwise shall be limited to the management fee paid by Owner to Operator pursuant to this Agreement.

Section 10.2 Indemnification by Owner. Subject to Section 10.1, Owner agrees to defend, indemnify and hold Operator and Operator Indemnitees free and harmless from and against all claims, costs, expenses, demands, attorneys' fees and disbursements, suits, liabilities, judgments and damages caused by or arising out of the operation of the Business, or Owner’s gross negligence or breach of this Agreement, , and Owner agrees to reimburse Operator upon demand for any monies (including reasonable attorneys' fees and disbursements) which Operator is required to pay for any items which are the responsibility of Owner pursuant to the terms of this Section

Exhibit 10
Page 22 of 32 Pages

10.2. If any matter shall arise which may involve or give rise to a claim by the Operator against the Owner under the provisions of this Paragraph 10.2 (an "Operator Indemnity Claim"), the Operator shall give prompt notice thereof to the Owner stating the general nature of the Operator Indemnity Claim and shall thereafter give prompt notice of any change therein. If the Operator Indemnity Claim involves any claim made by any third party against the Operator (a "Third Party Claim"), then within 30 days of the original notice of such Operator Indemnity Claim, the Operator may elect (by written notice to the Owner) to assume the defense of such Third Party Claim at Owner’s cost and expense. If the Operator so elects to assume such defense, then the Owner agrees to cooperate with the Operator in connection with such defense. If the Operator has assumed the defense of any such Third Party Claim, the Owner may retain its own counsel in connection with such Third Party Claim but the fees and disbursements of such counsel shall be at the sole expense of the Owner. Owner’s indemnity obligations under this Paragraph 10.2 shall survive expiration or termination of this Agreement.

ARTICLE XI
TERMINATION OF AGREEMENT

Section 11.1 Event of Default and Termination.

(a)    Event of Default. An "Event of Default" with respect to a party means any of the following events:

(i)	the breach by such party of a payment obligation under this Agreement which breach is not cured within fifteen (15) days after receipt by such party of written notification thereof from the other party;

(ii)	the breach by such party in the performance of any of its material obligations (other than payment obligations) under this Agreement, which breach is not cured within ten (10) days after receipt by such party of written notice thereof from the other party (or, if the breach reasonably requires more than ten (10) days to cure, unless such party commences action to cure the breach within ten (10) days after receipt of the written notice of breach and thereafter promptly and continuously works to remedy and cure the breach); or

(iii)	the existence of an Event of Insolvency with respect to such party if such party is in breach of the performance of any of its material obligations under the Agreement.

(b)    Determination of Existence of a Termination Event. Should an Event of Default occur under Paragraph 11.1(a)(i), (ii), or (iii), the party which has committed or suffered such Event of Default shall be given written notice by the other party of the existence of such Event of Default (a "Default Notice"), shall have twenty (20) days after such receipt of a Default Notice to cure the Event of Default. If no cure is made within 20 days after the Default Notice is issued, then such Event of Default under Paragraph 11.1(a) (i), (ii), or (iii) shall be determined by such Person to be a "Termination Event".

Exhibit 10
Page 23 of 32 Pages

(c)    Termination.

(i)	This Agreement may be terminated by the Owner or Operator on at least six (6) months’ prior written notice.

(ii)	This Agreement may be terminated by the Owner twenty (20) days after written notice ("Owner's Termination Notice") to the Operator that a Termination Event involving the Operator has occurred.

(iii)	This Agreement may be terminated by the Operator twenty (20) days after written notice ("Operator’s Termination Notice") to the Owner that a Termination Event involving the Owner has occurred.

(iv)	This Agreement may be terminated by Owner or Operator on thirty (30) days written notice in the event of damage to or total or partial destruction of the building under which the Business is operated,

(v)	This Agreement may be terminated by Owner or Operator on thirty (30) days written notice if all or substantially all of the building or land under which the Business is operated is taken by condemnation or eminent domain by any public or quasi-public body.

Section 11.2 Settlement upon Termination.

(a) In the event this Agreement is terminated as herein provided (including an expiration of the term hereof), all obligations of the parties shall cease as of the termination date, provided, however, that (1) Operator shall be entitled to any Management Fee and other fees earned by Operator hereunder accruing to the date of termination; (2) Operator shall account to Owner with respect to all matters outstanding as of the date of termination and assign to Owner all of its right, title and interest under such agreements, contracts and leases (including the Service Contracts) with respect to the Business entered into by Operator on behalf of Owner (other than contracts between Operator and its employees); (3) Operator shall be liable to Owner for all of Operator's obligations accruing under this Agreement to such termination date; (4) Operator shall remove all its property from the Business on or before the date of termination; (5) Operator shall transfer to Owner all of the Business Records in the custody or control of Operator on or before the date of termination; and (6) Operator shall cooperate with Owner after termination to transfer to Owner or its designee all of Operator's rights under contracts relating to employees of Operator which Owner, in its sole option, decides to accept. In the event of a termination of this Agreement under Section 11.1(c)(ii) or Section 11.1(c)(iii), neither party shall be deemed to have waived any action it might have, in law or in equity, by reason of a breach of or default under this Agreement.

(b) Upon the termination or expiration of this Agreement: (1) to the extent assignable, Operator shall cooperate to transfer to Owner all of Operator's right, title and interest, if any, in and to all restaurant, liquor, and other licenses and permits with respect to the Business; and (2) Operator shall peacefully deliver the Business and Operating Accounts to Owner. Operator acknowledge that they have no possessory, tenancy, security or lien rights in the Business and Owner shall have the rights of equitable enforcement in regard to the delivery of the Business and all related property to Owner.

Exhibit 10
Page 24 of 32 Pages

(c) The provisions of this Section 11.2 shall survive the termination of this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Notices.

(a) Any and all notices required or which either party herein may desire to give to the other (each, a "Notice") shall be made in writing and shall be given by certified or registered mail, postage prepaid, return receipt requested, or by recognized overnight courier, such as Federal Express or Airborne Express, and shall be deemed to be given on the third business day following the date of posting in a United States Post Office or branch post office or one day after delivery to the overnight courier, and shall be addressed to Operator's Notice Address or Owner's Notice Address, as appropriate. Either party may, by notice as aforesaid actually received, designate a different address or addresses for communications intended for it.

(b) Notices given hereunder by any party may be given by counsel for such party. The foregoing Notice provisions shall in no way prohibit a Notice from being given as provided in the rules of civil procedure of the state or Province in which the Business is located, as the same may be amended from time to time.

Section 12.2 Representations and Warranties of Owner. Owner represents and warrants to Operator as follows and acknowledges that the Operator is relying upon the following representations and warranties in connection with execution of this Agreement:

a.  Owner is duly incorporated and validly existing corporation under the laws of the State of Nevada.

b.  Owner has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement. This Agreement has been duly authorized, executed and delivered by Owner and is a valid and binding obligation of Owner, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

c.  Neither the entering into of this Agreement, or the performance by Owner of any of its obligations under this Agreement will contravene, breach or result in any default under the articles, by-laws, documents or other organizational documents of Owner, or under any mortgage, lease, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which Owner is a party or by which it may be bound.

Exhibit 10
Page 25 of 32 Pages

Section 12.3 Representations and Warranties of Operator. Operator represents and warrants to Owner as follows and acknowledges that Owner is relying upon the following representations and warranties in connection with execution of this Agreement:

a.    Operator is duly incorporated and validly existing under the laws of the State of Delaware.

b.    Operator has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement. This Agreement has been duly authorized, executed and delivered by Operator and is a valid and binding obligation of Operator, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

c.    Neither the entering into of this Agreement, or the performance by Operator of any of its obligations under this Agreement will contravene, breach or result in any default under the articles, by-laws, documents or other organizational documents of Operator, or under any mortgage, lease, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which Operator is a party or by which it may be bound.

Section 12.4 Owner's Right to Inspect. Owner or its designated representative shall have access to the Business at any time for the purpose of inspecting the Business or any portion thereof, protecting same against fire or other casualty, prevention of damage to the Business or any portion thereof, or showing the Business to prospective purchasers or mortgagees.

Section 12.5 Partial Invalidity. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, or governmental agency having jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein, except when such construction would operate as an undue hardship on Operator or Owner or constitute a substantial deviation from the general intent and purpose of such parties as reflected in this Agreement.

Section 12.6 Time of the Essence. It is expressly agreed that time is of the essence with respect to the obligations of Operator under this Agreement.

Section 12.7 Estoppel Certificate. Operator agrees that from time to time upon not less than ten (10) days' prior request by Owner, Operator will deliver to Owner a statement in recordable form certifying (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications that the Agreement as modified is in full force and effect and stating the modifications); (b) the dates to which the Management Fee and other charges have been paid; (c) that Owner is not in default under any provision of this Agreement, or if in default, the nature thereof in detail; and (d) such other items as Owner may reasonably request.

Exhibit 10
Page 26 of 32 Pages

Section 12.8 No Partnership, Tenancy, Etc. Nothing contained in this Agreement shall be construed to create a partnership or joint venture or relationship of landlord and tenant between Owner and Operator with respect to the Business. All rights and interests of Operator hereunder shall be subject and subordinate to the rights of any lender under a Mortgage. Notwithstanding anything to the contrary contained herein, Operator shall be solely an agent performing management functions for Owner within the scope of this Agreement. All books, plans, contracts, accounts, receipts, tapes, records and the like maintained by Operator with respect to the operation, leasing or maintenance of the Business shall, at all times, be and constitute the property of Owner subject only the obligations of any Mortgage and shall be surrendered to Owner in accordance with the terms hereof, without charge or expense. Nothing herein shall create an agency coupled with an interest and Operator expressly waives any such interest.

Section 12.9 Dispute Resolution.

(i) In the event that there is a dispute, claim, question or difference arising out of or relating to this Agreement or any breach hereof, (a "Dispute") (other than in accordance with the procedure for dispute resolution set forth below in Paragraph 12.9(ii), the Owner and the Operator shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

(ii) Except as is expressly provided in this Agreement, if the parties do not reach a solution pursuant to the provisions of Paragraph 12.9(i) within a period of seven (7) days, then upon written notice by a party to the other party in compliance with the notice provision of this Agreement, the parties shall attempt in good faith to resolve the Dispute by non-binding mediation. If the parties are unable to resolve the Dispute within a further period of twenty (20) days through non-binding mediation, the parties may agree to submit the matter to binding arbitration (in which event the parties shall also have to agree upon the procedures for selecting the arbitrators and the arbitration rules and procedures to be followed). If both parties do not agree to submit the Dispute to binding arbitration then such Dispute and any other issue pertaining to this Agreement shall be resolved by an application or an action commenced in the federal or superior court having jurisdiction of the matter in the state where the Business is located (before a judge alone, with no jury). In the event the parties are attempting to resolve a Dispute pursuant to this Paragraph 12.9(ii), upon written notice by the Owner to the Operator, the Dispute shall be settled temporarily on the basis of the position of the Owner, pending a final resolution of the Dispute according to the terms of this Paragraph 12.9(ii).

Section 12.10 Attorneys' Fees. In the event either party hereto institutes legal action against the other party to interpret or enforce this Agreement or to obtain damages for any alleged breach hereof, the prevailing party in such action shall be entitled to an award of reasonable attorneys' fees.

Section 12.11 Successors and Assigns. Neither Operator nor Owner may not assign its interest under this Agreement or any rights or duties hereunder to any entity or person without the prior consent of the other party, which consent shall not unreasonably withheld or delayed. The transfer of a majority in interest of the voting stock or general partnership interests in Operator or Owner. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything in this Agreement to the contrary, Operator may assign this agreement to any Affiliate without the prior written consent of Owner.

Exhibit 10
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Section 12.12 No Third Party Beneficiaries. Owner and Operator acknowledge that this Agreement is solely for their own benefit and, subject to Section 12.9, that of their successors and assigns, and that no third party shall have any rights or claims arising hereunder, nor is it intended that any third party shall be a third party beneficiary of any provisions hereof.

Section 12.13 Waiver. Entire Agreement. No modification, amendment, discharge or change of this Agreement, except as otherwise provided herein, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, amendment, discharge or change is sought. No waiver of any breach of any covenant, condition or agreement contained herein shall be construed to be a subsequent waiver of that covenant, condition or agreement or of any subsequent breach thereof or of this Agreement. This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are merged herein.

Section 12.14 Captions. Titles or captions contained in this Agreement are inserted only as a matter of convenience, and for reference only, and in no way limit, define or extend the provisions of this Agreement.

Section 12.15 Interpretation. In interpreting this Agreement, the provisions in this Agreement shall not be construed against or in favor of either party on the basis of which party drafted this Agreement.

Section 12.16 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State where the Business is located.

Section 12.17 Further Assurances. The parties hereto agree to execute, acknowledge, deliver and record such certificates, amendments, instruments, and documents, and to take such other action, as may be necessary to carry out the intent and purposes of this Agreement.

Section 12.18 Jury Trial Waiver. Owner and Operator hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement.

Section 12.19 Force Majeure. If a Force Majeure occurs, the parties will be relieved of their respective obligations to the extent such parties are necessarily prevented, hindered, or delayed in such performance during the period of such Force Majeure. The party whose performance is affected by Force Majeure must give prompt, written notice of such Force Majeure to the other party.

Exhibit 10
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OWNER:
MOTION PICTURE HALL OF FAME, INC.

	By:	/s/ Robert Alexander
Robert Alexander
President
OPERATOR:
RIPLEY LEISURE MANAGEMENT, INC.

	By:	/s/ Robert E. Masterson
Robert E. Masterson
President

Exhibit 10
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EXHIBIT A

[To be agreed to by the parties]

Exhibit 10
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EXHIBIT B

[to be agreed to by the parties]

Exhibit 10
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EXHIBIT C

NONE.

Exhibit 10
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